June 29, 2012

Northern Lights Fund Trust

450 Wireless Blvd.

Hauppauge, New York  11788

Re:

Northern Lights Fund Trust, File Nos.  333-122917 and 811-21720

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 371 to the Northern Lights Fund Trust Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 389 under the Securities Act of 1933 (Amendment No. 391 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP